Exhibit 99.2



                                                                    News Release
                                                                    ------------




Darling International Inc. Announces Continuing Discussions with Banks

     Irving, Texas, January 15, 1999: Darling International Inc. (AMEX-DAR) announced that the forbearance of certain covenant defaults under its Credit Agreement had been extended from January 15, 1999, to January 22, 1999 to permit completion of a revision of the terms of the Credit Agreement. The Company is hopeful that final agreement will be reached within the extended forbearance period.

     Darling International Inc. is the largest food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil, bakery by-products, and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and dried bakery product. The products are primarily sold to animal feed and oleo-chemical manufacturers around the world.

     The Company's shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on Friday, January 15, Darling stock closed at $3.00 per share.



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